For Immediate Release

WSI Industries Reports Fiscal 2017 First Quarter Financial Results

December 22, 2016—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today reported sales for its fiscal 2017 first quarter ending November 27, 2016 of $6,330,000, versus the prior year amount of $9,731,000. The Company also reported a net loss for the fiscal 2017 first quarter of $322,000 or $.11 per diluted share versus net income in the prior year quarter of $132,000 or $.05 per diluted share.

Related to the quarter results, Benjamin Rashleger, president and chief executive officer, commented: “As previously disclosed, our primary customer began the process of retooling one of their production facilities in our fiscal 2017 first quarter. This project resulted in a reduction of parts shipped to that facility which negatively affected the Company’s sales and earnings in the first quarter. While the project will continue into the Company’s fiscal 2017 second quarter, we do expect shipments to resume to that facility during the quarter, and that sales will return to our historical levels.” Rashleger continued “We also continue to have available capacity due to the low price of oil and natural gas which has hurt our energy related business and has hampered both our top and bottom line.”

Related to the business, Rashleger commented: “Our net loss was driven primarily from an underutilization of our building and equipment. We are experiencing some positive benefits with a recent, but slight, recovery of our energy related business, and we are also beginning to ramp up some of the aerospace business that was previously awarded and which has now been approved through the first article process with our customer. We have begun to realize some positive results related to our long-term effort to fill our new business pipeline, and to see some of our quoted opportunities convert to awards after passing through the typical extended timeframe prior to being awarded. We have recently been awarded a few programs that are in the testing and validation phase by our customers, and should our customers win the programs, we anticipate that we’ll participate in the future production volume work on these programs, which would also fall into multi-year supply agreements. It is a positive statement from our customers when they select us for these initial awards. Our quote backlog remains strong and we believe that we have the systems and personnel in place to continue to obtain new programs and customers.”

Benjamin Rashleger also commented on the retirement of Tom Bender who had served on the Company’s Board of Directors since 2008. Rashleger said: “WSI, all of its employees and the Board of Directors wish to thank Tom for his leadership and guidance for all of these years. We appreciate everything that Tom has done for the Company during his tenure on the Board.”

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including automotive, avionics and aerospace, energy, recreational powersports vehicles, small engines, marine, bioscience and the defense markets.

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For additional information:

Benjamin Rashleger (President & CEO) or Paul D. Sheely (CFO)

763-295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.

WSI INDUSTRIES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS (unaudited)

In thousands, except per share amounts

	First quarter ended
	November 27, 2016	November 29, 2015
Net Sales	$6,330	$9,731
Cost of products sold	6,022	8,843
Gross margin	308	888

Selling and administrative expense	761	705
Interest and other income	(2)	(1)
Interest and other expense	68	82
Earnings (loss) from operations before income taxes	(519)	102
Income tax expense (benefit)	(197)	(30)
Net income (loss)	$(322)	$132

Basic earnings (loss) per share	$(0.11)	$0.05

Diluted earnings (loss) per share	$(0.11)	$0.05

Weighted average number of common shares outstanding	2,920	2,920

Weighted average number of dilutive common shares outstanding	2,920	2,932

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

In thousands

	November 27, 2016	November 29, 2015
Assets:
Total Current Assets	$10,062	$13,114
Property, Plant, and Equipment, net	11,023	12,465
Other Assets	3,624	2,378
Total Assets	$24,709	$27,957

Liabilities and Shareholders’ Equity:
Total current liabilities	$3,425	$4,244
Long-term debt	6,395	7,959
Deferred tax liabilities	1,206	1,826
Shareholders’ equity	13,683	13,928
Total Liabilities and Shareholders’ Equity	$24,709	$27,957

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

In thousands

	November 27, 2016	November 29, 2015
Cash flows from operating activities (1)	$1,878	$1,454
Cash used in investing activities	(15)	(50)
Cash used in financing activities	(384)	(513)
Net increase in cash and cash equivalents	1,479	891

Cash and cash equivalents at beginning of period	3,739	4,150

Cash and cash equivalents at end of period	$5,218	$5,041

(1) Cash flows from operating activities includes non-cash adjustments for depreciation, deferred taxes and stock option compensation expense of $284 and $425 at November 27, 2016 and November 29, 2015, respectively.